UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

(Name of Issuer)

CLASS A COMMON STOCK, PAR VALUE $0.08

(Title of Class of Securities)

G20045 20 2 (CUSIP Number)

DECEMBER 30, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. G20045 20 2

1.	Names of Reporting Persons. PPF (CYPRUS) LIMITED I.R.S. Identification Nos. of above persons (entities only). 000000000
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization REPUBLIC OF CYPRUS

Number of Shares Beneficially Owned by Each Reporting Person with:	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) CO

This Amendment No. 1 to Schedule 13G amends and restates the Schedule 13G PPF (CYPRUS) LIMITED filed with the Securities and Exchange Commission on May 20, 2005.

Item 1.	(a)	Name of Issuer CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

	(b)	Address of Issuer’s Principal Executive Offices CLARENDON HOUSE, CHURCH STREET, HAMILTON, HM CX, BERMUDA

Item 2.	(a)	Name of Person Filing PPF (CYPRUS) LIMITED

	(b)	Address of Principal Business Office or, if none, Residence Arch. Makariou III, 2-4, CAPITAL CENTER, 9th Floor NICOSIA PC 1505, CYPRUS

	(c)	Citizenship REPUBLIC OF CYPRUS

	(d)	Title of Class of Securities CLASS A COMMON STOCK, PAR VALUE $0.08

	(e)	CUSIP Number G20045 20 2

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

	(e)	☐	An investment adviser in accordance with §240.13d-l(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with § 240.13d-l(b)(1)(ii)(G);

	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

NOT APPLICABLE

Item 4.	Ownership.

	(a)	Amount beneficially owned: 0

	(b)	Percent of class: 0%

	(c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote 0

		(ii)	Shared power to vote or to direct the vote 0

		(iii)	Sole power to dispose or to direct the disposition of 0

		(iv)	Shared power to dispose or to direct the disposition of 0

Item 5.

Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. NOT APPLICABLE

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company NOT APPLICABLE

Item 8.	Identification and Classification of Members of the Group NOT APPLICABLE

Item 9.	Notice of Dissolution of Group NOT APPLICABLE

Item 10.

Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 4, 2006
Date

/s/ Arlene Nahikian
Signature

Arlene Nahikian, Director
Name/Title

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